Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of MGM MIRAGE on Form S-4 of our report dated March 4, 2005, relating to the financial statements of Elgin Riverboat Resort - Riverboat Casino as of and for the years ended December 31, 2004 and 2003, appearing in the Annual Report on Form 10-K of Mandalay Resort Group for the year ended January 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Las Vegas, Nevada
October 14, 2005